Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS BOARD OF DIRECTORS AUTHORIZES AN ADDITIONAL $100 MILLION SHARE REPURCHASE PROGRAM

ANGLETON, TX, December 7, 2015 – Benchmark Electronics, Inc. (NYSE: BHE), a leading integrated contract manufacturing provider, announced today that its Board of Directors approved the repurchase of up to an additional $100 million of the Company’s outstanding shares of common stock.  This repurchase program is in addition to the current 2014 repurchase program, which also authorized the Company to purchase up to $100 million of its outstanding common shares.

Since January 1, 2015, the Company has repurchased approximately 2.3 million shares, totaling $52.3 million, which includes the repurchase of 620,000 shares, totaling $12.9 million, since October 1, 2015.  The Company has $37.8 million remaining under the 2014 repurchase program, and has $137.8 million remaining with the additional authorization announced today.

Gayla Delly, President and Chief Executive Officer of Benchmark, commented, “Over the past five years, Benchmark has returned more than $250 million to our shareholders through repurchases.  This represents more than 70% of our free cash flow, and is consistent with our goal of returning 50% of free cash flow to our shareholders.  We will continue to execute a balanced approach to capital allocation – investing in organic market expansion and operational excellence, strategic growth opportunities, and returning capital to our investors through share repurchases.  We have sufficient financial flexibility to execute on a disciplined capital allocation plan, and remain focused on deploying capital for the highest long-term returns.”

Share repurchases under both programs may be made in the open market, in privately negotiated transactions or block transactions, at the discretion of the Company’s management, and subject to market conditions.  The timing and amount of specific repurchases are subject to the requirements of the Securities and Exchange Commission, market conditions, alternative uses of capital and other factors.  The Company may enter into Rule 10b5-1 plans to facilitate repurchases under the program.  A Rule 10b5-1 plan would generally permit the Company to repurchase the shares at times when it might otherwise be prevented from doing so under the securities laws.  Purchases will be funded from available cash and may be commenced, suspended or discontinued at any time without prior notice.  Shares repurchased under the program will be retired.

About Benchmark Electronics, Inc.

Benchmark provides integrated manufacturing, design and engineering services to original equipment manufacturers of industrial equipment (including equipment for the aerospace and defense industries), telecommunication equipment, computers and related products for business enterprises, medical devices, and test and instrumentation products. Benchmark’s global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

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